Exhibit 12.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We hereby consent to the inclusion in the Proxy Statement/Offering Circular, which constitutes a part of the Offering Statement on Form 1-A of Delmar Bancorp, of our report dated March 8, 2017 related to the consolidated financial statements of Delmar Bancorp as of December 31, 2016 and for each of the fiscal years in the two-year period ended December 31, 2016.

We also consent to the reference to us under the heading “Experts” in the Proxy Statement-Offering Circular that constitutes a part of such Offering Statement on Form 1-A.

Salisbury, Maryland

January 19, 2018